FOR RELEASE	IMMEDIATELY
April 20, 2015

Deltic Announces Preliminary First Quarter of 2015 Results

EL DORADO, AR – President and Chief Executive Officer, Ray C. Dillon, of Deltic Timber Corporation (NYSE – DEL) announced today that preliminary net income for the first quarter of 2015 was $1.9 million, $.15 a share, compared to net income of $4.9 million, $.39 a share, for the first quarter of 2014. The decrease was mainly due to two factors. The first was lower operating income for the Company’s Manufacturing segment as a result of the negative impact on the lumber market caused by persistent winter weather conditions hampering construction in much of the United States for the first quarter. Second, was the financial impact of a fire that occurred in the press at the MDF plant during the quarter which halted production for just over a month. With the weaker lumber market, Deltic realized a decrease in both lumber sales volumes and average sales prices received. In connection with the fire, the Company recognized the expense associated with the insurance policy deductibles for its property damage and business interruption insurance policies. Net cash provided by the Company’s operating activities for the first quarter of 2015 was $9.2 million, compared to $3.7 million a year ago.

Commenting on the results, Mr. Dillon, stated, “Harsh winter weather conditions existed for much of the United States during the first quarter. The negative impact on the lumber market was reflected in reduced demand for lumber and decreased lumber sales prices. In our Woodlands segment, the prices we receive for the timber harvested from our timberlands are gradually rising, as expected. In addition, we achieved an increased harvest volume for pine sawtimber, consistent with our plan for the year, as a result of the timberland acquisitions we made in 2014. Extremely wet weather conditions in our operating area affected these efforts slightly, but now that spring has arrived, ground conditions are improving rapidly, and logging activity is increasing. At our MDF plant, we have repaired the damage from the fire and are back to producing board. During the period the plant was down, we had adequate inventory to ship and meet customer needs. Additionally, while the plant was down, we accomplished most of the maintenance scheduled for our summer maintenance outage. In our Real Estate operations, we are actively developing additional lots to be offered for sale soon.”

The Woodlands segment had operating income of $6.5 million for the first quarter of 2015, compared to $5.3 million for the same period of 2014, a 22 percent increase. The Company harvested 231,534 tons of pine sawtimber during the current period of 2015, a 10 percent increase from the 209,548 tons harvested in the corresponding quarter of 2014. The average per-ton sales price for pine sawtimber in 2015’s first quarter was $26, an eight percent increase from the $24 per ton during the first quarter of 2014. The increase in pine sawtimber harvested was the planned result of Deltic’s timberland acquisitions in recent years. The Company continues to harvest the timber growing on its timberlands on a sustainable-yield basis. Pine pulpwood harvested in the first quarter of 2015 totaled 91,673 tons, a 16 percent decrease from the 109,009 tons harvested for the same period in 2014. The average per-ton sales price was $10 for the current period of 2015, compared to $8 per-ton for 2014’s first quarter. The quarter-over-quarter decrease in pulpwood harvest volume was mainly due to weather, timing, and the mix of products growing on the tracts harvested. Oil and gas lease rental and net royalty income totaled $1.2 million for the current period of 2015, compared to $1.4 million during the same quarter of 2014. The decrease was due to lower oil and gas lease income, as a portion of the revenue from the amortization of lease rental payments previously received from leased mineral acreage ceased as a result of the period underlying the lease rentals expiring, with the acreage now held by production.

Deltic’s Manufacturing segment reported operating income of $3.5 million for the first quarter of 2015, compared to $8.3 million in 2014’s first quarter. During the first quarter of 2015, the Company sold 61.3 million board feet, a decrease of 3 million board feet when compared to sales of 64.3 million board feet in 2014’s first quarter, as the Company decreased lumber production to match market demand, which was impacted by winter weather conditions. The average lumber sales price was $358 per thousand board feet in the first quarter of 2015, a five percent decrease from the $378 per thousand board feet realized for the first quarter of 2014. MDF sales volume in the first quarter of 2015 was 26.4 million square feet, a seven percent decrease from the 28.5 million square feet sold during the first quarter of 2014. The average sales price for MDF sold during 2015’s first quarter was $573 per thousand square feet, which compares to $577 per thousand square feet reported in the first quarter of 2014. The decreased MDF sales volume was due to a fire at the MDF facility that occurred on March 10, 2015, which interrupted production for the remainder of the month of March through mid-April. The Company has both business interruption and property damage insurance coverage on the facility and has recorded a receivable for the cost of fire clean-up and repairs and business interruption impact that are in excess of their respective deductibles. Any resulting gain from involuntary conversion of assets and recovery of lost profit from the business interruption coverage will be recorded in the period of actual claim settlement.

The Company’s Real Estate segment reported an operating loss of $.8 million for the first quarter of 2015, which compares to operating income of $.2 million for the same period of 2014. Residential lot sales totaled 2 lots in 2015’s first quarter versus 23 lot sales in the first quarter of 2014. The decrease in residential lot sales was largely impacted by the timing of new neighborhood lot offerings at the end of 2014. Due to the mix of lots sold, the current quarter’s average per lot sales price was $51,200, a decrease of $37,700 per lot when compared to first quarter 2014’s average per lot sales price of $88,900. There were no commercial real estate acreage sales in the first quarter of either year.

Corporate operating expense was $4.6 million in the first quarter of 2015, which compares to $4.8 million for the corresponding quarter of 2014. Income tax expense for the first quarter of 2015 was $1.1 million, which compares to $2.8 million in the prior year’s first quarter. The decrease was due mainly to lower pretax income for the first quarter of 2015. Interest expense in the first quarter of 2015 was $1.6 million, compared to $1.2 million in 2014’s first quarter. This increase in interest expense was due to borrowings for timberland acquisitions in March and June of 2014.

Capital expenditures were $5.7 million in 2015’s first quarter, compared to $3.1 million for the corresponding period of 2014. Timberland acquisition expenditures were $.1 million in the first quarter of 2015, compared to $106.6 million for the first quarter of 2014.

Regarding the outlook for the second quarter and year of 2015, Mr. Dillon stated, “At this time we anticipate the pine sawtimber harvest to be 200,000 to 225,000 tons and 725,000 to 765,000 tons, respectively. Finished lumber sales volumes are anticipated to be 65 to 75 million board feet for the second quarter and 265 to 285 million board feet for the year. MDF sales volumes for the second quarter and year of 2015 are estimated to be 25 to 35 million square feet and 110 to 130 million square feet, respectively. Actual sales volumes for both finished lumber and MDF are dependent upon market conditions. Residential lot sales are estimated at 10 to 20 lots and 75 to 100 lots for the second quarter and year of 2015, respectively. Even though commercial acreage in Chenal Valley has received interest from potential buyers, it is difficult to anticipate future closings due to the volatile nature of commercial real estate transactions and the significant number of factors related to any sale.”

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the federal securities laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates, credit availability, general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, natural gas pricing, and the other risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Tuesday, April 21, 2015, at 10:00 a.m. Central Time to discuss first quarter 2015 earnings. Interested parties may participate in the call by dialing 1-877-703-6106 and referencing participant passcode identification number 96394306. The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website, at www.deltic.com. Online replays of the call will be available through the Deltic website, and a recording of the call will be available until Tuesday, April 28, 2015, by dialing 1-888-286-8010 and referencing replay passcode identification number 11309428.

Summary financial data and operating statistics for the first quarter of 2015, with comparisons to 2014, are contained in the attached tables.

About Deltic

Deltic Timber Corporation is a natural resources company focused on the efficient and environmentally responsible management of its land holdings. The Company owns approximately 530,000 acres of timberland, operates two sawmills and a medium density fiberboard plant, and is engaged in real estate development. Headquartered in El Dorado, Arkansas, the Company’s operations are located primarily in Arkansas and north Louisiana.

CONTACT:	Kenneth D. Mann
Vice President of Finance and Administration and CFO
(870) 881-6432

Deltic Timber Corporation

SEGMENT INFORMATION

(Preliminary and Unaudited)

(Millions of dollars)

	Three Months Ended		Three Months Ended
	March 31, 2015		March 31, 2014
	Net Sales	Operating Income/ (Loss)	Net Sales	Operating Income/ (Loss)

Woodlands	$11.0	6.5	10.4	5.3
Manufacturing	42.2	3.5	46.5	8.3
Real Estate	1.5	(0.8)	3.5	0.2
Corporate	—	(4.6)	—	(4.8)
Eliminations	(6.3)	(0.1)	(5.0)	(0.2)

Total net sales/operating income	$48.4	4.5	55.4	8.8

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME

(Preliminary and Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended
	March 31,
	2015	2014

Net sales	$48,379	55,379

Costs and expenses
Cost of sales	34,016	36,606
Depreciation, amortization, and cost of fee timber harvested	4,985	4,843
General and administrative expenses	4,862	5,123

Total costs and expenses	43,863	46,572

Operating income	4,516	8,807

Interest income	1	2
Interest and other debt expense, net of capitalized interest	(1,628)	(1,175)
Other income	107	61

Income before income taxes	2,996	7,695

Income tax expense	(1,083)	(2,784)

Net income	$1,913	4,911

Earnings per common share
Basic	$0.15	0.39
Assuming dilution	$0.15	0.39

Dividends per common share declared	$0.10	0.10
Dividends per common share paid	$0.10	0.10

Weighted average common shares outstanding (thousands)
Basic	12,453	12,557
Assuming dilution	12,506	12,606

Deltic Timber Corporation

CONSOLIDATED BALANCE SHEETS

(Preliminary and Unaudited)

(Thousands of dollars)

	Mar. 31,	Dec. 31,
	2015	2014
Assets
Current assets
Cash and cash equivalents	$4,495	2,761
Trade accounts receivable, net of allowance	9,747	9,087
Insurance receivables	2,235	—
Inventories	10,820	11,494
Prepaid expenses and other current assets	5,024	5,964

Total current assets	32,321	29,306

Investment in real estate held for development and sale	56,155	56,139
Timber and timberlands – net	364,548	364,410
Property, plant, and equipment – net	74,135	74,164
Deferred charges and other assets	3,129	3,250

Total assets	$530,288	527,269

Liabilities and Stockholders' Equity
Current liabilities
Trade accounts payable	$8,657	6,814
Accrued taxes other than income taxes	2,642	2,149
Income taxes payable	108	—
Deferred revenues and other accrued liabilities	6,884	7,223

Total current liabilities	18,291	16,186

Long-term debt	202,000	203,000
Deferred tax liabilities – net	1,524	1,102
Other noncurrent liabilities	38,966	39,340
Commitments and contingencies	—	—
Stockholders' equity
Cummulative preferred stock	—	—
Common stock, 12,813,879 shares issued	128	128
Capital in excess of par value	85,377	86,575
Retained earnings	204,979	204,327
Treasury stock	(9,791)	(11,978)
Accumulated other comprehensive loss	(11,186)	(11,411)

Total stockholders' equity	269,507	267,641

Total liabilities and stockholders' equity	$530,288	527,269

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Preliminary and Unaudited)

(Thousands of dollars)

	Three Months Ended
	March 31,
	2015	2014
Operating activities
Net income	$1,913	4,911
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and cost of fee timber harvested	4,985	4,843
Stock-based compensation expense	831	802
Deferred income taxes	(127)	(316)
Real estate development capital expenditures	(248)	(284)
Real estate costs recovered upon sale	71	1,039
Timberland costs recovered upon sale	—	81
Net increase in liabilities for pension and other postretirement benefits	903	199
Decrease/(increase) in operating working capital other than cash and cash equivalents	1,807	(7,015)
Other – changes in assets and liabilities	(905)	(556)

Net cash provided by operating activities	9,230	3,704

Investing activities
Capital expenditures requiring cash, excluding real estate development	(5,244)	(2,312)
Timberland acquisition expenditures requiring cash	(17)	(106,627)
Net change in purchased stumpage inventory	(466)	(362)
Net change in funds held by trustee	—	(125)
Other – net	112	90

Net cash required by investing activities	(5,615)	(109,336)

Financing activities
Proceeds from borrowings	—	109,000
Repayments of notes payable and long-term debt	(1,000)	—
Treasury stock purchases	(16)	(8)
Common stock dividends paid	(1,261)	(1,271)
Proceeds from stock option exercises	529	54
Excess tax benefits from stock-based compensation expense	53	143
Other – net	(186)	(153)

Net cash provided/(required) by financing activities	(1,881)	107,765

Net increase in cash and cash equivalents	1,734	2,133
Cash and cash equivalents at January 1	2,761	4,374

Cash and cash equivalents at March 31	$4,495	6,507

Prior year amounts have been revised to conform with current year presentation.

Deltic Timber Corporation

OTHER DATA

(Preliminary and Unaudited)

	Three Months Ended
	March 31,
(Thousands of dollars)	2015	2014
Capital expenditures
Woodlands	$1,308	1,417
Manufacturing	4,143	1,424
Real Estate (includes development expenditures)	267	298
Corporate	2	3

Total capital expenditures	$5,720	3,142

Timberland acquisition expenditures	$56	106,627

Woodlands
Pine sawtimber harvested from fee lands – tons	231,534	209,548
Pine sawtimber average sales price – per ton	$26	24

Pine pulpwood harvested from fee lands – tons	91,673	109,009
Pine pulpwood average sales price – per ton	$10	8

Timberland sales – acres	20	160
Timberland average sales price – per acre	$1,900	1,000

Manufacturing
Finished lumber sales – thousands of board feet	61,295	64,276
Finished lumber average sales price – per thousand board feet	$358	378
Finished MDF sales (3/4 inch basis) – thousands of square feet	26,447	28,465
Finished MDF average sales price (3/4 inch basis) – per thousand square feet	$573	577

Real Estate
Residential
Lots sold	2	23
Average sales price – per lot	$51,200	88,900